Exhibit 10.17.1

EXECUTION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT NO. 1

TO MASTER REPURCHASE AGREEMENT

Amendment No. 1 to Master Repurchase Agreement, dated as of July 26, 2016 (this “Amendment”), by and between QUICKEN LOANS INC. (the “Seller”) and ROYAL BANK OF CANADA (the “Buyer”).

RECITALS

Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of July 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Repurchase Agreement”; and as further amended by this Amendment, the “Master Repurchase Agreement”).

Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1. Definitions and Accounting Matters. Section 2 of the Existing Repurchase Agreement is hereby amended by:

1.1 deleting the definition of “Cash Equivalents” in its entirety and replacing it with the following:

“Cash Equivalents” shall mean (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of [***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds, (h) [***] of the unencumbered marketable securities in Seller’s accounts (or the account of Seller’s Affiliates) or (i) the Maximum Current Advance Capacity.

1.2 deleting all references to “Committed Amount” in their entirety and replacing them with “Base Amount”.

1.3 deleting all references to “Uncommitted Amount” in their entirety and replacing them with “Incremental Amount”.

1.4 adding the following definitions in their proper alphabetical order:

“Excess  Margin  Notice”  shall  have  the  meaning  provided  in  Section  4(a)(ii) hereof.

“Liabilities” shall mean the liabilities included on the Seller’s consolidated balance sheet that represent Agency Securities guaranteed by Ginnie Mae.

“Margin Excess” shall have the meaning provided in Section 4(a)(ii) hereof.

“Maximum Current Advance Capacity” means, as of any date of determination with respect to each secured mortgage warehouse or similar financing facility, including this Agreement and also including any of Seller’s other repurchase, credit or similar agreements for warehouse or similar financing of Seller’s mortgage loans or mortgage-backed securities that has been amended to provide, or in which the parties have otherwise agreed, that over/under accounts, buydown accounts or other similar accounts or deposits of Seller’s funds held by the buyer or lender under such agreement are no longer permitted, an amount equal to the excess of (x) the lesser of (i) the credit, funding or aggregate outstanding purchase price limit of such facility, including both committed and uncommitted amounts, and (ii) the aggregate borrowing base, asset value or other method of determining the maximum loan or purchase value of the assets sold, pledged or assigned to the buyer or lender under such agreement (with such value being determined in accordance with the methodology set forth in such agreement for determining the purchase or loan value of such assets under any margin test or borrowing base valuation method specified therein, including, without limitation, application of any applicable haircuts), minus (y) the aggregate purchase price or the advanced and unpaid principal amount of all outstanding transactions under such agreement.

“New Maturity Date” shall have the meaning assigned to such term in the Pricing Side Letter.

“Original Maturity Date” shall have the meaning assigned to such term in the Pricing Side Letter.

SECTION 2. Payments. Section 4 of the Existing Repurchase Agreement is hereby amended by:

2.1 adding the following as subsection (a)(i) thereto:

(i) Prepayment. Seller may remit to Buyer funds up to the then outstanding Purchase Price less the Base Amount, to be applied as of the date such funds are received by Buyer towards the aggregate outstanding Purchase Price of Purchased Loans subject to outstanding Transactions on a pro rata basis. The Price Differential shall be applied, and shall accrue on the Purchase Price then outstanding, after such application of such funds as provided in the preceding sentence, subject to paragraph (ii) below.

2.2 adding the following as subsection (a)(ii) thereto:

(ii) New Transactions. If at any time the Market Value (assuming for purposes of this subsection that Market Value does not exceed the unpaid principal balance of the related Purchased Loan) of the aggregate of all Purchased Loans subject to a Transaction hereunder as of any date of determination multiplied by the Applicable Percentage is greater than the aggregate Purchase Price of all Purchased Loans subject to a Transaction hereunder as of such date (a “Margin Excess”), then Seller may, by delivery of written notice to Buyer by 11:00 a.m. (Eastern Time) on any Business Day (an “Excess Margin Notice”), request that Buyer, as Seller elects, either to (i) remit additional Purchase Price in an amount equal to the lesser of (x) such Margin Excess and (y) the amount requested by Seller (but subject to Buyer’s consent in its sole discretion) or (ii) reallocate the Purchase Price to Purchased Loans with Margin Excess in order to release Purchased Loans which, following such reallocation, will have a Purchase Price of zero. In no event shall Buyer be obligated to remit Margin Excess or release Purchased Loans pursuant to clause (i) or (ii) above to the extent (A) it would cause the outstanding Purchase Price to exceed the Maximum Aggregate Purchase Price or otherwise be inconsistent with the requirements or conditions of this Agreement; (B) a Default has occurred and is continuing or would exist after such action by Buyer or (C) such action would cause a Margin Deficit. Any Margin Excess remitted as cash shall be deemed an increase in Purchase Price.

SECTION 3. Representations and Warranties. Section 12 of the Existing Repurchase Agreement is hereby amended by deleting the second sentence of subsection (o) in its entirety and replacing it with the following:

The ratio of the Seller’s consolidated (a) Indebtedness minus Liabilities to (b) Adjusted Tangible Net Worth is not, as of the last day of the most recently completed calendar month, greater than the Maximum Leverage Ratio.

SECTION 4. Covenants. Section 13 of the Existing Repurchase Agreement is hereby amended by deleting subsection (q)(i) in its entirety and replacing it with the following:

(i) Maintenance of Leverage. Seller shall not, as of the end of each calendar month, permit the ratio of Seller’s (a) consolidated Indebtedness minus Liabilities to (b) consolidated Adjusted Tangible Net Worth to be greater than the Maximum Leverage Ratio.

SECTION 5. Remedies. Section 19 of the Existing Repurchase Agreement is hereby amended by:

5.1  deleting subsection (a)(i) in its entirety and replacing it with the following:

(i)                                     Buyer has the right on any Business Day to cause the Repurchase Date for each Transaction hereunder, if it has not already occurred, to immediately occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise, such Transaction may be deemed immediately canceled). Buyer shall (except for deemed exercises) give written notice to Seller of the exercise of such option as promptly as practicable.

(A)          The Seller’s obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the Repurchase Date (determined in accordance with the preceding sentence) in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by the Seller hereunder; the Seller shall immediately deliver to Buyer or its designee any and all Purchased Loans, original papers, Servicing Records and files relating to the Purchased Loans subject to such Transaction then in the Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans and Servicing Rights thereon shall be deemed transferred to Buyer or its designee; provided, however, in the event that the Seller repurchases any Purchased Loan pursuant to this Section 19(a)(i), Buyer shall deliver to Seller any and all original papers, records and files relating to such Purchased Loan then in its possession and/or control.

(B)          To the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i)(A) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Loans applied to the Repurchase Price pursuant to subsection (a)(ii) of this Section, and (iii) any other Purchased Items, Related Security or other assets of Seller held by Buyer and applied to the Obligation.

(C)          All Income actually received by Buyer pursuant to Section 7 or otherwise shall be applied to the aggregate unpaid Repurchase Price owed by Seller.

5.2       deleting subsection (a)(ii) in its entirety and replacing it with the following:

(ii)                                  Buyer shall have the right to, at any time on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i), (A) sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Loans and Purchased Items on a servicing released basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its good faith discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans, Purchased Items, Related Security or other assets of Seller held by Buyer in an amount equal to the Market Value of the Purchased Loans (provided that Buyer shall solicit at least three (3) third party bids) against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The date of sale or giving such credit by Buyer may be determined by Buyer in its good faith discretion and such date shall be considered the date of liquidation hereunder for all purposes, including without limitation Section 562 of the Bankruptcy Code. Such credit shall be applied to the Obligations and Buyer’s related expenses as determined by Buyer in its good faith discretion. Buyer may purchase any or all of the Purchased Loans at any public or private sale.

5.3       deleting subsection (f) in its entirety and replacing it with the following:

(f)            Except as otherwise expressly provided in this Agreement or by applicable law, Buyer shall have the right to exercise any of its rights and/or remedies upon the occurrence and during the continuance of an Event of Default, and/or at any time thereafter, with notice to Seller, without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by the Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

SECTION 6. Notices and Other Communications. Section 21 of the Existing Repurchase Agreement is hereby amended by deleting the portion of the provision starting with “If to the Seller:” and all text thereafter and replacing it with the following:

If to the Seller:

Quicken Loans Inc.

1050 Woodward Ave.

Detroit, Michigan 48226

Attention: Bob Walters

Telephone: (313) 373-7360

Facsimile: (877) 382-5450

Email: bobwalters@quickenloans.com

With a copy to:

Quicken Loans Inc.

1050 Woodward Ave.

Detroit, Michigan 48226

Attention: Angelo V. Vitale, Esq.

Telephone: (313) 373-7556

Facsimile: (877) 380-4045

Email: angelovitale@quickenloans.com

SECTION 7. Litigation Schedule. Schedule 12(c) of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

SECTION 8. Quarterly Certification. Exhibit A of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

SECTION 9. Conditions Precedent. This Amendment shall become effective as of the date hereof upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of each of the Buyer and the Seller.

SECTION 10. Representations and Warranties. Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Master Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 12 of the Master Repurchase Agreement.

SECTION 11. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 12. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together constitutes one and the same instrument, and each party hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment.

SECTION 13. Severability. Each provision and agreement herein will be treated as separate and independent from any other provision or agreement herein and will be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 14. GOVERNING LAW. THIS AMENDMENT IS GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

ROYAL BANK OF CANADA, as Buyer

By:	/s/ Cecile Hollevoet
	Name:	Cecile Hollevoet
	Title:	Authorized Signatory

By:	/s/ Jonathan King
	Name:	Jonathan King
	Title:	Managing Director

Signature Page to Amendment No. 1 to Master Repurchase Agreement

QUICKEN LOANS INC.,
as Seller

By:	/s/ William Emerson
	Name:	William Emerson
	Title:	Chief Executive Officer

Signature Page to Amendment No. 1 to Master Repurchase Agreement

EXHIBIT A

Schedule 12(c)

Litigation

[Attached]

Schedule 12(c)-1

I. Ordinary Course of Business Litigation

As a residential mortgage lender originating, closing and servicing loans in all 50 states, Quicken Loans Inc. (and its Subsidiaries) may, at any point in time, be named as a party to dozens of legal proceedings which arise in the ordinary course of business, such as actions alleging improper lending practices, improper servicing, quiet title actions, improper foreclosure practices, violations of consumer protection laws, etc. and on account of consumer bankruptcies. In many of these actions, Quicken Loans (and its Subsidiaries) may not be the real party of interest (because Quicken Loans is not the servicer of the loan or the holder of the note) but it may appear in the pleadings because it is in the chain of title to property over which there may be a dispute. Such matters are turned over to the servicer of the loan for those loans Quicken Loans or its Subsidiary do not service. In other cases, such as lien avoidance cases brought in bankruptcy, Quicken Loans or its Subsidiary are insured by title insurance and the case is turned over to the title insurer who tenders our defense.

As to other matters that arise in the ordinary course, management does not believe that the amount of liability, if any, for any of the pending matters individually or in the aggregate will materially affect Quicken Loans’ consolidated financial position in a material way. However, regardless of the outcome of this or other matters referred to herein, litigation can have a significant effect on Quicken Loans and its Subsidiaries for other reasons such as defense costs, diversion of management focus and resources, and other factors. To the best of Quicken Loans’ information and belief, there are no outstanding judgments, liens or orders that have not been satisfied.

II. Non-Ordinary Course of Business Litigation

Case Title	Court	Case Number	Nature of Action	Description of Claims	Date Served
Quicken Loans Inc. vs. United States of America, et al.	US District Court, Eastern District, Michigan	15-cv-11408	False Claims Act

Quicken Loans sued HUD, DOJ and governmental entities or actors for violation of the APA, breach of contract, and violation of constitutional due process rights, and seeks an injunction and declaratory judgments that Quicken Loans did not violate FHA guidelines.

The U.S. claims that QL violated the False Claims Act by falsely certifying that FHA loans made by Quicken Loans met FHA underwriting requirements.

*See United States of America vs. Quicken Loans Inc.

** Plaintiff, Quicken Loans Inc. appealed.

4/17/2015

Case Title	Court	Case Number	Nature of Action	Description of Claims	Date Served
United States of America vs. Quicken Loans Inc.	United States District Court, District of Columbia	15-0613	False Claims Act

Quicken Loans sued HUD, DOJ and governmental entities or actors for violation of the APA, breach of contract, and violation of constitutional due process rights, and seeks an injunction and declaratory judgments that Quicken Loans did not violate FHA guidelines.

The U.S. claims that QL violated the False Claims Act by falsely certifying that FHA loans made by Quicken Loans met FHA underwriting requirements.

*See Quicken Loans Inc. vs. United States of America, et al.

4/23/2015
Alex Jacobs vs. Quicken Loans Inc.	US District Court, Southern District, Florida	15-cv-81386	TCPA

Putative class action alleges violations of the Telephone Consumer Protection Act by claiming QL used prerecorded voice messaging and automatic dialers for marketing purposes on cell phones without consent.

10/8/2015
Darren Newhart vs. Quicken Loans Inc.	US District Court, Southern District, Florida	15-cv-81250	TCPA	Plaintiff alleges Quicken Loans violated the Telephone Consumer Protection Act by using prerecorded voice messaging and automatic dialers for marketing purposes on cellphones without consent.	10/12/2015
Residential Funding Company vs. Quicken Loans Inc., et al.	District Court, Hennepin County, Minnesota	14-cv-3111	Breach of Contract	Plaintiff asserts claims for repurchase or indemnification based on origination and underwriting errors.	12/16/2013

Case Title	Court	Case Number	Nature of Action	Description of Claims	Date Served
Deutsche Bank National Trust Company, solely as Trustee of the Harborview Mortgage Loan Trust (2007-7) vs. Quicken Loans Inc.	Supreme Court, New York County, New York	13-653048	Breach of Contract

Plaintiff-trustee, on behalf of Freddie Mac, claims that Quicken Loans breached a contract to sell loans consistent with certain representations and warranties and failed to repurchase loans when required.

* Notice of Appeal filed by Plaintiff, Deutsche Bank National Trust Company.

8/30/2013
Phillip Alig, et al. vs. Quicken Loans Inc., et al.	US District Court, Northern District, West Virginia	11-c-428	Lender Liability

Putative class action complaint alleging violation of West Virginia consumer protection statutes for (1) providing the client’s estimated value to appraisers; (2) charging illegal or unauthorized loan discount fee; and (3) not providing copies of signed documents at closing. In June 2016, an order was entered granting class certification and summary judgment against QL on two claims. QL is pursuing all appeal options.

6/25/2012

III. Regulatory and Administrative Matters

As a non-depository mortgage banker, Quicken Loans (and its Subsidiaries) are regulated by and subject to various state agencies that oversee and regulate (a) mortgage lending and the activities of bank and/or non-bank financial institutions and/or (b) insurance agency / escrow agent activities and practices. These state agencies are generally authorized to: issue licenses or registrations where state law requires; conduct periodic on-site or remote audits or examinations of the regulated institution’s books, files and practices; investigate consumer complaints; issue findings of audit or compliance variances that may require refunds to borrowers for charges beyond those permitted under the state’s laws or regulations; assess fines or penalties if administrative rules are not adhered to, and/or require other corrective actions to be taken. These agencies also have the authority to seek revocation of an institution’s or individual’s license or registration to operate as a mortgage lender or loan originator in the state. In the ordinary course of business and in any given year, Quicken Loans (and its Subsidiaries) participate in and respond to numerous regular periodic state examinations, while at the same time responding to examination findings from other states. In some instances, Quicken Loans (and its Subsidiaries) may dispute the state agency’s findings and/or attempt to reconcile our differences. In other instances Quicken Loans (and its Subsidiaries) may undertake corrective action before being required to do so by the state regulator. In some states, the state’s attorney general may also investigate consumer complaints regarding mortgage lending and issue subpoenas, commence informal inquiries or formal investigations. As a licensed mortgage banker, we are in the ordinary course of business, subject to such inquiries and investigations. Quicken Loans and its Subsidiaries have thirty team members on its legal/compliance team consisting of in-house lawyers, paralegals and compliance personnel who manage this part of the business. Although Quicken Loans (and its Subsidiaries) may currently be subject to various state examinations and consumer complaint inquiries, management does not believe the outcomes of these examinations or inquiries, individually or in the aggregate, will materially affect Quicken Loans’ consolidated financial position or operations in a material way.

Dated:  July 14, 2016

EXHIBIT B

EXHIBIT A

QUARTERLY CERTIFICATION

1. I,                        ,                         of Quicken Loans Inc. (the “Seller”), do hereby certify that as of the last calendar day of the calendar quarter for which financial statements are being provided with this certification:

(i)                                Seller is in compliance with all provisions and terms of the Master Repurchase Agreement, dated as of July 29, 2015, between the Royal Bank of Canada and Seller (as amended, restated, supplemented or otherwise modified from time to time, “Agreement”);

(ii)                            no Default or Event of Default has occurred and is continuing thereunder;

(iii)                          the Seller’s consolidated Adjusted Tangible Net Worth is not less than [***]. The ratio of the Seller’s consolidated (a) Indebtedness minus Liabilities to (b) Adjusted Tangible Net Worth is not, as of the last day of the most recently completed calendar month, greater than [***]. The Seller has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than [***]. If as of the last day of any calendar month within the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification, the Seller’s consolidated Adjusted Tangible Net Worth was less than [***] or the Seller, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than [***], in either case the Seller’s consolidated Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification before income taxes for such fiscal quarter was not less than [***].

(iv)                              The detailed summary on Schedule 1 hereto of the Seller’s compliance with the financial covenants in clause (iv) hereof, is true, correct and complete in all material respects.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

Date:	, 201

QUICKEN LOANS INC.

By:
Name:
Title:

Schedule 1 to Quarterly Certification

Calculation of Financial Covenants as of

Liquidity:

Cash	$

plus

Cash Equivalents	$

Total	$

Minimum Liquidity Amount	[***]

COMPLIANCE	PASS	FAIL

Adjusted Tangible Net Worth:

Consolidated Net Worth (total assets over total liabilities)	$

Less

Book value of all investments in non- consolidated subsidiaries	$

Less

goodwill	$

research and development costs	$

Trademarks	$

trade names	$

Copyrights	$

Patents	$

rights to refunds and indemnification	$

unamortized debt discount and expense	$

[other intangibles, except servicing rights]	$

Total	$

Minimum Adjusted Tangible Net Worth Amount	[***]

COMPLIANCE	PASS	FAIL

Leverage:

Consolidated Indebtedness	$

Less Liabilities	$

Numerator	$

Divided by

Adjusted Tangible Net Worth	$

Ratio

Maximum Leverage Amount	[***]

COMPLIANCE	PASS	FAIL

Net Income:

Adjusted Tangible Net Worth as of last calendar day of the applicable month	[Only applicable if less than [***] in any month in the quarter]

Cash and Cash Equivalents as of last calendar day of the applicable month	[Only applicable if less than [***] in any month in the quarter]

Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification	[Only applicable if one of the prior two conditions is met.]
$

Total

Net Income requirement	[***]

COMPLIANCE	PASS	FAIL	NOT APPLICABLE